EXHIBIT 27.1

                          FINANCIAL DATA SCHEDULE

This schedule contains summary financial information extracted from the consolidated balance sheet of Global Marine Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations for each of the three years in the period ended December 31, 1993, and is qualified in its entirety by reference to such financial statements.

Item           Item                                        December 31,  December 31,
Number         Description                                     1993          1992
                                                                  (in millions)
5-02(1)        Cash and cash items                             $31.2        $ 23.3
5-02(2)        Marketable securities                            20.2          10.3
5-02(3)(a)(1)  Notes and accounts receivable - trade            59.1          47.5
5-02(4)        Allowances for doubtful accounts                 (1.2)         (1.2)
5-02(6)        Inventory                                           -             -
5-02(9)        Total current assets                            144.4          91.3
5-02(13)       Property, plant and equipment                   478.1         471.3
5-02(14)       Accumulated depreciation                        163.5         153.3
5-02(18)       Total assets                                    492.9         479.9
5-02(21)       Total current liabilities                        37.2          60.6
5-02(22)       Bonds, mortgages and similar debt               225.0         225.0
5-02(28)       Preferred stock - mandatory redemption              -             -
5-02(29)       Preferred stock - no mandatory redemption           -             -
5-02(30)       Common stock                                     16.3          14.0
5-02(31)       Other stockholders' equity                      189.1         140.5
5-02(32)       Total liabilities and stockholders' equity      492.9         479.9

                                                                Year Ended December 31,
                                                               1993         1992           1991
                                                           (in millions, except per share data)

5-03(b)1(a)    Net sales of tangible products                $  11.6       $  19.3       $  28.1
5-03(b)1       Total revenues                                  269.0         260.3         315.2
5-03(b)2(a)    Cost of tangible goods sold                       6.3          16.1          19.0
5-03(b)2       Total costs and expenses applicable
               to sales and revenues                           252.2         242.4         252.6
5-03(b)3       Other costs and expenses                            -             -             -
5-03(b)5       Provision for doubtful accounts and notes           -             -             -
5-03(b)(8)     Interest and amortization of debt discount       32.1          43.6          49.9
5-03(b)(10)    Income before taxes and other items             (26.2)         30.6           3.5
5-03(b)(11)    Income tax expense                                0.3           3.1           2.5
5-03(b)(14)    Income/loss continuing operations               (26.5)         27.5           1.0
5-03(b)(15)    Discontinued operations                             -             -             -
5-03(b)(17)    Extraordinary items                                 -          28.3             -
5-03(b)(18)    Cumulative effect - changes in
               accounting principles                               -            1.4            -
5-03(b)(19)    Net income or loss                              (26.5)          57.2          1.0
5-03(b)(20)    Earnings per share - primary                    (0.17)          0.49         0.01
5-03(b)(20)    Earnings per share - fully diluted              (0.17)          0.49         0.01